Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
Columbia Seligman Premium Technology Growth Fund, Inc.
Receives SEC Exemptive Relief
Permitting the Fund to Distribute Long-term Capital Gains on a Periodic Basis
Boston, MA — October 7, 2010 — Columbia Seligman Premium Technology Growth Fund, Inc. (NYSE: STK) has received an exemptive order from the Securities and Exchange Commission (the “SEC”) pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”). The exemptive order provides the Fund with relief from certain of the requirements of Section 19(b) and Rule 19b-1 under the 1940 Act (the “SEC Exemptive Relief”), and permits the Fund to make periodic distributions of long-term capital gains with respect to the Fund’s common stock. Accordingly, the Fund may now include long-term capital gains in each of its anticipated quarterly distributions.
It is anticipated that the Fund, in accordance with its distribution policy, will make its next distribution in November in reliance on the SEC Exemptive Relief, and accordingly, a portion of such distribution may include long-term capital gains. Details of such distribution will be made public when available.
The Fund is a closed-end investment company that trades on the New York Stock Exchange.
Important Disclosures:
You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company, LLC at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.
The Fund expects to receive all or some of its current income and gains from the following sources: (i) dividends received by the Fund that are paid on the equity and equity-related securities in its portfolio; and (ii) capital gains (short-term and long-term) from option premiums and the sale of portfolio securities. It is possible that the Fund’s distributions will at times exceed the earnings and profits of the Fund and therefore all or a portion of such distributions may constitute a return of capital as described below. A return of capital is a return of your original investment. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.” You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the Fund’s distribution policy.
A return of capital is not taxable, but it reduces a stockholder’s tax basis in his or her shares, thus reducing any loss or increasing any gain on a subsequent taxable disposition by the stockholder of his or her shares. Distributions may be variable, and the Fund’s distribution rate will depend on a number of factors, including the net earnings on the Fund’s portfolio investments and the rate at which such net earnings change as a result of changes in the timing of, and rates at which, the Fund receives income from the sources noted above. As portfolio and market conditions change, the rate of dividends on the shares and the Fund’s distribution policy could change. The Board may change the Fund’s distribution policy and the amount or timing of the distributions, based on a number of factors, including, but not limited to, the amount of the Fund’s undistributed net investment income and net short- and long-term capital gains and historical and projected net investment income and net short- and long-term capital gains.
The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.
There is no assurance that the Fund will meet its investment objectives or that distributions will be made. You could lose some or all of your investment. The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value, which may increase your risk of loss. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.
The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.
This press release was prepared by Columbia Management Investment Distributors, Inc., Member FINRA. Columbia Seligman Premium Technology Growth Fund is managed by Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC). Columbia Management is part of Ameriprise Financial, Inc. Seligman is an offering brand of Columbia Management.
© 2010 Columbia Management Investment Advisers, LLC. All rights reserved.